Exhibit 3.1



                          CERTIFICATE OF INCORPORATION
                                       OF
                            OMEGA ORTHODONTICS, INC.


FIRST: The name of the Corporation is Omega Orthodontics, Inc. (the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Ten Million (10,000,000). All such shares are of one class and are shares of Common Stock with a par value of one cent ($.01) per share.

FIFTH: The number of directors shall initially be five (5) and, thereafter, shall be fixed by, or in the manner provided in, the By-Laws.

SIXTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: The name and address of the sole incorporator is as follows:

NAME                                                   MAILING ADDRESS

Robert J. Schulhof                                     3621 Silver Spur Lane
                                                       Acton, CA 935120



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     I, the undersigned, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 3rd day of August, 1996.



                                    /s/   Robert J. Schulhof
                                    -------------------------------------
                                    Robert J. Schulhof, Sole Incorporator